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                                                                  EXHIBIT 4.5.1

                                 AMENDMENT NO. 3

                                     TO THE

                        RPM, INC. 1989 STOCK OPTION PLAN

                  THIS AMENDMENT NO. 3 to the RPM, Inc. 1989 Stock Option Plan (hereinafter known as the "Plan") is executed by RPM, Inc. (hereinafter known as the "Company") and acknowledged by RPM International Inc. (hereinafter known as the "Successor Company"), as of the dates set forth below.

                                   WITNESSETH:

                  WHEREAS, the Company maintains the Plan for the benefit of certain of its employees and certain employees of affiliated companies; and

                  WHEREAS, in connection with the reincorporation of the Company as a Delaware corporation, the Company has agreed to assign, and the Successor Company has agreed to assume, all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan in accordance with an Agreement and Plan of Merger, dated August 29, 2002; and

                  WHEREAS, it is the desire of the Company to amend the Plan in order to reflect the reincorporation of the Company, the assumption of the Plan by the Successor Company, and the new name of the Plan, all of which will become effective as of 9:00 a.m. on October 15, 2002 (the "Effective Time"); and

                  WHEREAS, immediately following the Effective Time, the Successor Company and the Company entered into an agreement (the "Reorganization Agreement"), pursuant to which agreement the Company transferred the stock ownership of various of its operating companies to Successor Company; and



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                  WHEREAS, the Company reserved the right, pursuant to Section
12 of the Plan, for the Board of Directors to make certain amendments thereto;
and

                  WHEREAS, the Company reserved the right, under Section 10 of the Plan, to adjust the Common Shares of the Company and for the Committee to make such other adjustments to the Common Shares as it considers appropriate.

                  NOW, THEREFORE, pursuant to Sections 10 and 12 of the Plan, the Board of Directors hereby amends the Plan as follows, effective, unless otherwise indicated, as of the Effective Time:

         1. The name of the Plan is hereby changed to the "RPM International Inc. 1989 Stock Option Plan."

         2. The Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as a corporate entity, including but not limited to, the definition of the term "Company" in Section 1, and the substitution in lieu thereof of the term "RPM International Inc." as the corporate entity.

         3. The Plan is hereby amended by the deletion of each reference to the term "RPM, Inc." as the sponsor of the Plan, including but not limited to, the name of the Plan, and the substitution in lieu thereof of the term "RPM International Inc." as the sponsor of the Plan.

         4. The Plan is hereby amended by the deletion of Section 1 in its entirety and the substitution in lieu thereof of a new Section 1 to read as follows:

         "1.      Purpose of the Plan

         The Plan is intended to provide a method of providing key employees of RPM International Inc. (the "Company") and its subsidiaries with greater incentive to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that, if such key employees acquire a proprietary interest in the business of the Company or increase such proprietary interest as they may already hold, then the incentive of such key employees to work toward the Company's continued success will be commensurately increased. Accordingly, the Company will, from time to time during the effective period of the Plan, grant to such



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employees as may be selected to participate in the Plan options to purchase shares of Common Stock, par value $.01 per share ("Shares"), of the Company on the terms and subject to the conditions set forth in the Plan."

         5. The Stock Option Agreements previously entered into by and between the Company and the Optionees are hereby amended as follows:

                  (a) effective as of the Effective Time, the Stock Option Agreements are hereby amended so that, notwithstanding any other provisions of such Stock Option Agreements, (i) the Successor Company shall be deemed to have entered into such Stock Option Agreements, rather than the Company, (ii) any and all outstanding options granted under such Stock Option Agreements shall be deemed to have granted shares of Common Stock, par value $.01 per share, of the Successor Company, rather than Common Shares, without par value, of the Company and (iii) such Stock Option Agreements conform, in all other respects necessary in the judgment of the appropriate officer or officers of Successor Company, to the purpose and intent of this paragraph (a); and

                  (b) effective as of immediately prior to the Effective Time, the Stock Option Agreements are hereby amended so that neither a tender offer nor a Control Share Acquisition, as defined in such Stock Option Agreements, shall be deemed to have occurred as a result of (i) the execution of the Merger Agreement or the Reorganization Agreement, (ii) the assignment by the Company to the Successor Company and the assumption by the Successor Company of all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan and this Agreement, or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Reorganization Agreement; and such Stock Option Agreements are hereby further amended in order to conform, in all other respects necessary in the



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         judgment of the appropriate officer or officers of Successor Company, to the purpose and intent of this paragraph (b).

                  IN WITNESS WHEREOF, RPM, Inc., by officers duly authorized by its Board of Directors, has caused this Amendment No. 3 to the RPM, Inc. 1989 Stock Option Plan to be signed this 14th day of October, 2002.



                                           RPM, INC.



                                           By:  /s/ P. Kelly Tompkins
                                                -------------------------------
                                                P. Kelly Tompkins, Secretary




         The Successor Company hereby expressly acknowledges its assumption of all of the powers, authorities, duties, responsibilities and obligations of the Company with respect to the Plan as of the Effective Time.

                                           RPM INTERNATIONAL INC.

                                           By:  /s/ Keith R. Smiley
                                                -------------------------------
                                                Keith R. Smiley, Treasurer and
                                                  Assistant Secretary








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